EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
July 25, 2007

CULLEN/FROST REPORTS SECOND QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported second quarter 2007 net income of $53.6 million, a 10.5 percent increase from the $48.6 million reported for the second quarter of 2006. On a per-share basis, earnings for the second quarter were $.89 per diluted common share, up 3.5 percent over the $.86 per diluted common share reported a year earlier. Returns on average assets and equity for the second quarter of 2007 were 1.66 percent and 15.40 percent, respectively, compared to 1.70 percent and 19.02 percent for the same quarter of 2006.

For the second quarter of 2007, net interest income on a taxable-equivalent basis increased 11.6 percent to $133.1 million, compared to the $119.3 million reported for the same quarter a year earlier. Average loans were $7.5 billion, up 14.0 percent from the $6.5 billion reported for the second quarter of 2006. Average deposits for the quarter rose 11.3 percent to $10.1 billion over the $9.1 billion reported a year earlier. Both loans and deposit volumes were impacted by the December 2006 acquisition of Summit Bancshares, Inc.

" As we report another record quarter for our company, I was pleased to see our net interest margin reach 4.72 percent, the highest level we have achieved in five years," said Cullen/Frost Chairman and CEO Dick Evans. "Trust income was also up by a solid 12.4 percent. Loans and deposits each increased by double digits over last year's second quarter and were impacted by our Summit Bancshares acquisition in Fort Worth. We continue to operate in an environment of strong competition in loan structure and pricing, impacting organic loan growth, as evidenced by recent flat loan volumes."

" This year, we are pleased to be opening new financial centers in San Antonio, Austin and the Rio Grande Valley, including our first location in Brownsville. Texas continues to outperform the U.S. in job growth and other measures, and I continue to be positive about the state's economy and the Texas markets we serve."

" As always, our outstanding employees provide the commitment that make our results possible," Evans continued. "They take care of our customers every day, and they step up when we ask them to meet new goals and challenges. I am very proud of them and grateful for their loyalty."

For the first six months of 2007, net income was $100.9 million, or $1.67 per diluted common share, compared to $95.2 million, or $1.70 per diluted common share, for the first six months of 2006. Returns on average assets and average equity for the first six months of 2007 were 1.57 percent and 14.60 percent, respectively, compared to 1.69 percent and 18.94 percent for the same period in 2006.

Other noted financial data for the first quarter follows:

All of the following comparisons to the second quarter a year ago were impacted, in part, by the acquisition of Summit Bancshares, Inc. in Fort Worth in the fourth quarter of 2006.

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Net interest income on a taxable-equivalent basis increased 11.6 percent to $133.1 million, from the $119.3 million reported a year earlier. Partly impacting this increase was an 11.3 percent increase in average deposits from the second quarter of 2006 to $10.1 billion, which, in turn, contributed to a rise of $1.2 billion in average earning assets compared to the same period a year earlier. The earning asset mix continued to improve, with average loans for the quarter rising to $7.5 billion, up 14.0 percent from the $6.5 billion reported for the second quarter of 2006. The net interest margin was 4.72 percent for the second quarter, a rise of seven basis points from the first quarter this year and up two basis points over the second quarter of 2006.

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Non-interest income for the second quarter of 2007 increased 5.4 percent to $64.0 million, compared to the $60.8 million reported a year earlier.

   Trust fees rose 12.4 percent to $17.7 million, compared to $15.7 million in the second quarter of 2006. Contributing to the increase were higher levels of investment fees, as well as an increase in the number of trust accounts. Investment fees are assessed based on the market value of trust assets, which now exceeds $24 billion. This market value includes both assets that are managed and held in custody.

   Service charges on deposits were $20.1, up 3.0 percent, or $581 thousand, compared to the same quarter the previous year.

   Insurance commissions and fees were $6.5 million, up 6.5 percent over the $6.1 million reported the same quarter a year earlier.

   Other service charges and fees were $7.0 million, compared to $8.7 million reported the same quarter a year earlier. During the second quarter of 2006, the company recognized $2.4 million in investment banking fees related to corporate advisory services, which impacted other service charges and fees that quarter.

   Other income increased 19.2 percent from the second quarter of last year to $12.7 million, with approximately 40 percent of this increase in other income due to an $802 thousand increase in income from checkcard usage.

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Non-interest expense for the quarter was $112.6 million, an increase of 11.9 percent over the $100.7 million reported for the second quarter of last year. Total salaries and related employee benefits rose to $63.2 million, or 7.3 percent, and were impacted by the an increase in the number of employees related to the acquisition during the fourth quarter of 2006, as well as normal annual merit increases and incentive accruals. The Summit acquisition also impacted lease expense, utilities and depreciation expense related to buildings, resulting in an increase in net occupancy of $971 thousand, compared to the second quarter of 2006. Furniture and fixtures, which were up $1.9 million from the same quarter last year, were also impacted in various furniture and fixture accounts by the acquisition. However, most of the increase occurred in software maintenance, which included upgrades to retail banking technology and teller systems, up $1.0 million over the comparable period a year ago. Other non-interest expense increased $4.0 million from a year earlier, impacted, in part, by the recent Summit acquisition. The largest single component of the rise in other non-interest expense was advertising/promotion expense, up $923 thousand.

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For the second quarter of 2007, the provision for possible loan losses was $2.65 million, compared to net charge-offs of $2.72 million. The loan loss provision for the second quarter of 2006 was $5.1 million, compared to net charge-offs of $3.7 million. Non-performing assets for the second quarter of 2007 were $49.7 million, compared to $37.3 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2007 was 1.30 percent, the same percentage as at the end of the second quarter of 2006.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 25, 2007, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, July 29,2007 at 800-642-1687 with Conference ID # of 7272329. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $12.9 billion at June 30, 2007. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banking organizations headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies and other financial service providers.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risk involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2007		2006

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$129,520	$127,833	$121,229	$118,526	$116,968
Net interest income(1)	133,095	131,127	124,017	121,093	119,309
Provision for possible loan losses	2,650	2,650	3,400	1,711	5,105
Non-interest income:
Trust fees	17,694	16,907	16,009	15,962	15,744
Service charges on deposit accounts	20,147	18,831	19,142	19,301	19,566
Insurance commissions and fees	6,545	10,628	5,907	7,204	6,144
Other charges, commissions and fees	6,979	6,858	6,009	7,228	8,681
Net gain (loss) on securities transactions	--	--	--	--	--
Other	12,655	13,848	11,333	10,871	10,615

Total non-interest income	64,020	67,072	58,400	60,566	60,750

Non-interest expense:
Salaries and wages	51,203	51,714	48,472	48,743	47,463
Employee benefits	11,997	14,426	10,739	10,882	11,434
Net occupancy	9,483	9,634	8,786	8,964	8,512
Furniture and equipment	8,230	6,928	7,081	6,553	6,357
Intangible amortization	2,188	2,326	1,671	1,293	1,358
Other	29,541	37,059	28,846	27,175	25,555

Total non-interest expense	112,642	122,087	105,595	103,610	100,679

Income before income taxes	78,248	70,168	70,634	73,771	71,934
Income taxes	24,619	22,889	22,272	23,769	23,384

Net income	$53,629	$47,279	$48,362	$50,002	$48,550

PER SHARE DATA

Net income - basic	$0.90	$0.79	$0.85	$0.90	$0.88
Net income - diluted	0.89	0.78	0.84	0.88	0.86
Cash dividends	0.40	0.34	0.34	0.34	0.34
Book value at end of quarter	22.99	23.64	23.01	20.08	18.51

OUTSTANDING SHARES

Period-end shares	59,074	59,972	59,839	55,821	55,542
Weighted-average shares - basic	59,324	59,676	56,726	55,440	55,105
Dilutive effect of stock compensation	810	919	1,007	1,147	1,198
Weighted-average shares - diluted	60,134	60,595	57,733	56,587	56,303

SELECTED ANNUALIZED RATIOS

Return on average assets	1.66%	1.47%	1.59%	1.72%	1.70%
Return on average equity	15.40	13.78	16.04	18.56	19.02
Net interest income to average earning assets(1)	4.72	4.65	4.62	4.69	4.70

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2007		2006

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$7,455	$7,404	$6,681	$6,565	$6,539
Earning assets	11,248	11,349	10,629	10,181	10,090
Total assets	12,923	13,058	12,071	11,522	11,450
Non-interest-bearing demand deposits	3,505	3,541	3,423	3,309	3,300
Interest-bearing deposits	6,593	6,711	6,107	5,829	5,769
Total deposits	10,098	10,252	9,530	9,138	9,069
Shareholders' equity	1,396	1,392	1,196	1,069	1,024

Period-End Balance:
Loans	$7,412	$7,459	$7,373	$6,516	$6,577
Earning assets	11,257	11,405	11,461	10,324	10,076
Goodwill and intangible assets	562	564	563	268	268
Total assets	12,949	13,176	13,224	11,647	11,403
Total deposits	10,177	10,280	10,388	9,270	9,078
Shareholders' equity	1,358	1,418	1,377	1,121	1,028
Adjusted shareholders' equity(1)	1,445	1,466	1,432	1,179	1,135

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$96,071	$96,144	$96,085	$85,667	$85,552
As a percentage of
period-end loans	1.30%	1.29%	1.30%	1.31%	1.30%

Net charge-offs	$2,723	$2,591	$3,329	$1,596	$3,695
Annualized as a percentage
of average loans	0.15%	0.14%	0.20%	0.10%	0.23%

Non-performing assets:
Non-accrual loans	$45,503	$46,769	$52,204	$30,045	$30,824
Foreclosed assets	4,222	3,715	5,545	4,971	6,461

Total	$49,725	$50,484	$57,749	$35,016	$37,285
As a percentage of:
Total loans and
foreclosed assets	0.67%	0.68%	0.78%	0.54%	0.57%
Total assets	0.38	0.38	0.44	0.30	0.33

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	10.14%	10.41%	11.25%	12.39%	12.00%
Total Risk-Based
Capital Ratio	13.25	13.54	13.43	14.68	14.65
Leverage Ratio	8.10	8.31	9.56	9.76	9.36
Equity to Assets Ratio
(period-end)	10.49	10.76	10.41	9.63	9.01
Equity to Assets Ratio
(average)	10.80	10.66	9.91	9.28	8.94

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,

	2007	2006

CONDENSED INCOME STATEMENTS

Net interest income	$257,353	$229,408
Net interest income(1)	264,222	234,027
Provision for possible loan losses	5,300	9,039
Non-interest income
Trust fees	34,601	31,498
Service charges on deposit accounts	38,978	38,673
Insurance commissions and fees	17,173	15,119
Other charges, commissions and fees	13,837	14,868
Net gain (loss) securities transactions	--	(1)
Other	26,503	21,624

Total non-interest income	131,092	121,781

Non-interest expense
Salaries and wages	102,917	93,569
Employee benefits	26,423	24,610
Net occupancy	19,117	16,945
Furniture and equipment	15,158	12,659
Intangible amortization	4,514	2,664
Other	66,600	50,701

Total non-interest expense	234,729	201,148

Income before income taxes	148,416	141,002
Income taxes	47,508	45,775

Net income	$100,908	$95,227

PER SHARE DATA

Net income - basic	$1.70	$1.74
Net income - diluted	1.67	1.70
Cash dividends	0.74	0.64
Book value at end of period	22.99	18.51

OUTSTANDING SHARES

Period-end shares	59,074	55,542
Weighted-average shares - basic	59,499	54,841
Dilutive effect of stock compensation	864	1,275
Weighted-average shares - diluted	60,363	56,116

SELECTED ANNUALIZED RATIOS

Return on average assets	1.57%	1.69%
Return on average equity	14.60	18.94
Net interest income to average earning assets(1)	4.69	4.68

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,

	2007	2006

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$7,430	$6,424
Earning assets	11,298	9,998
Total assets	12,992	11,369
Non-interest-bearing demand deposits	3,523	3,302
Interest-bearing deposits	6,652	5,730
Total deposits	10,175	9,032
Shareholders' equity	1,394	1,014

Period-End Balance:
Loans	$7,412	$6,577
Earning assets	11,257	10,076
Goodwill and intangible assets	562	268
Total assets	12,949	11,403
Total deposits	10,177	9,078
Shareholders' equity	1,358	1,028
Adjusted shareholders' equity(1)	1,445	1,135

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$96,071	$85,552
As a percentage of period-end loans	1.30%	1.30%

Net charge-offs:	$5,314	$6,185
Annualized as a percentage of average loans	0.14%	0.19%

Non-performing assets:
Non-accrual loans	$45,503	$30,824
Foreclosed assets	4,222	6,461

Total	$49,725	$37,285
As a percentage of:
Total loans and foreclosed assets	0.67%	0.57%
Total assets	0.38	0.33

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	10.14%	12.00%
Total Risk-Based Capital Ratio	13.25	14.65
Leverage Ratio	8.10	9.39
Equity to Assets Ratio (period-end)	10.49	9.01
Equity to Assets Ratio (average)	10.73	8.92

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).